Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

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WHITING PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-0098515
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1700 Broadway, Suite 2300
Denver, Colorado	80290
(Address of principal executive offices)	(Zip Code)

Whiting Oil and Gas Corporation Phantom Equity Plan
(Full title of the plan)

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Copy to:
James J. Volker
President and Chief Executive Officer	Benjamin F. Garmer, III, Esq.
Whiting Petroleum Corporation	Foley & Lardner
1700 Broadway, Suite 2300	777 East Wisconsin Avenue
Denver, Colorado 80290	Milwaukee, Wisconsin 53202
(303) 837-1661	(414) 271-2400
(Name, address and telephone number,
including area code, of agent for service)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par	420,000 shares	$16.80	$7,056,000	$570.83
value

(1)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices for Whiting Petroleum Corporation Common Stock on the New York Stock Exchange, Inc. on December 4, 2003.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission by Whiting Petroleum Corporation (hereinafter referred to as the “Company” or the “Registrant”), are hereby incorporated herein by reference:

        1.        The Company’s latest prospectus, included in the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-107341), filed pursuant to Rule 424(b)(4) under the Securities Act of 1933 on November 19, 2003, which includes audited financial statements of Whiting Oil and Gas Corporation for the year ended December 31, 2002 and the audited balance sheet of the Company, dated September 30, 2003.

        2.        The description of the Company’s Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 14, 2003, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

        Under the provisions of Section 145 of the Delaware General Corporation Law, the Company is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer if the director or officer is successful in the defense of such proceedings. Section 145 also provides that the Company may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Company (except for expenses allowed by a court).

        The Company’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company to the full extent permitted by applicable law. Under the provisions of the Company’s Amended and Restated By-laws, the Company is required to indemnify officers or directors to a greater extent than under the current provisions of Section 145 of the Delaware General Corporation Law. Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

        The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        In accordance with the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its stockholders, for monetary damages except (i) for breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of are, including any such actions involving gross negligence.

        The Company maintains insurance policies that provide coverage to its directors and officers against certain liabilities.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

        The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.

Item 9.   Undertakings.

        (a)        The undersigned Registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 10th day of December, 2003.

WHITING PETROLEUM CORPORATION
By: /s/ James J. Volker
James J. Volker
President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James J. Volker	President and Chief Executive Officer and	December 10, 2003
James J. Volker	Director (Principal Executive Officer)
/s/ James R. Casperson	Chief Financial Officer (Principal Financial	December 10, 2003
James R. Casperson	Officer)
/s/ Michael J. Stevens	Controller and Treasurer (Principal Accounting	December 10, 2003
Michael J. Stevens	Officer)
*	Director	December 10, 2003

Thomas L. Aller
*	Director	December 10, 2003

Graydon D. Hubbard
*	Director	December 10, 2003

J. B. Ladd
*	Director	December 10, 2003

Kenneth R. Whiting

* By: /s/ James J. Volker
          James J. Volker
          Attorney-in-fact

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EXHIBIT INDEX

Exhibit
Number	Exhibit Description
(4.1)	Whiting Oil and Gas Corporation Phantom Equity Plan, as amended and restated [Incorporated by reference to Exhibit 10.10 to Whiting Petroleum Corporation’s Registration Statement on Form S-1 (Registration No. 333-107341)].

(4.2)	Credit Agreement, dated as of December 20, 2002, among Whiting Oil and Gas Corporation (f/k/a Whiting Petroleum Corporation), the financial institutions listed therein, Bank One, NA, as Administrative Agent, and Wachovia Bank, N.A., as Syndication Agent [Incorporated by reference to Exhibit 10.5 to Alliant Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-9894)].

(4.3)	First Amendment to Credit Agreement, effective as of January 7, 2003, among Whiting Oil and Gas Corporation (f/k/a Whiting Petroleum Corporation), Bank One, NA, as Administrative Agent, and the financial institutions party thereto [Incorporated by reference to Exhibit 10.5a to Alliant Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-9894)].

(4.4)	Second Amendment to Credit Agreement, effective as of June 30, 2003, among Whiting Oil and Gas Corporation (f/k/a Whiting Petroleum Corporation), Bank One, NA, as Administrative Agent, and the financial institutions party thereto [Incorporated by reference to Exhibit 4.4 to Whiting Petroleum Corporation’s Registration Statement on Form S-1 (Registration No. 333-107341)].

(4.5)	Third Amendment to Credit Agreement, dated as of October 24, 2003, among Whiting Oil and Gas Corporation, Bank One, NA, as Administrative Agent, and the financial institutions party thereto [Incorporated by reference to Exhibit 4.5 to Whiting Petroleum Corporation’s Registration Statement on Form S-1 (Registration No. 333-107341)].

(5)	Opinion of Foley & Lardner.

(23.1)	Consent of Deloitte & Touche LLP.

(23.2)	Consent of Foley & Lardner (contained in Exhibit (5)).

(23.3)	Consent of Cawley, Gillespie & Associates, Inc., Independent Petroleum Engineers.

(23.4)	Consent of R.A. Lenser & Associates, Inc., Independent Petroleum Engineers.

(23.5)	Consent of Ryder Scott Company, L.P., Independent Petroleum Engineers.

(24)	Powers of Attorney.

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